Exhibit 1

INVESTMENT AGREEMENT
This Investment Agreement (the "Agreement") dated as of August 26, 2017 is between and among MJA Beauty, LLC, a Delaware limited liability company ("NewHoldCo"), each of the individual Members of NewHoldCo whose names appear on the signature page hereof, and Perfumania Holdings, Inc., a Florida corporation ("Perfumania"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan, as defined below.
WHEREAS, NewHoldCo is the beneficial owner of 8,362,032 outstanding shares of common stock of Perfumania (the "NewHoldCo Shares") which constitutes approximately 53.97% of the total outstanding shares of Perfumania;
WHEREAS, Perfumania, together with certain of its subsidiaries, contemplates filing a bankruptcy case under chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), pursuant to which Perfumania will seek to have the Plan of Reorganization attached hereto as Exhibit A (the "Plan") confirmed by the Bankruptcy Court and emerge as a reorganized company ("Reorganized Perfumania" or the "Company");
WHEREAS, the Plan provides, among other things, for the cancellation of all outstanding common shares of Perfumania for no consideration, and the distribution to former holders of such common stock, other than NewHoldCo, who execute the release described in the Plan (each a "Stockholder Release") the sum of two dollars ($2.00) in cash for each share of Perfumania owned by such holders of common stock (in the aggregate, the "Releasing Stockholder Consideration");
WHEREAS, subject to the terms and conditions of this Agreement, NewHoldCo will invest $14,263,460 (the "Purchase Price") to acquire 100% of the capital stock of Reorganized Perfumania.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties hereto agree as follows:
1.          Purchase of Common Stock.
On the Effective Date of the Plan and at the closing (the "Closing"), NewHoldCo shall purchase from Reorganized Perfumania and Reorganized Perfumania shall sell to NewHoldCo 1,000 shares of common stock, par value $.01 per share, of Reorganized Perfumania (the "Stock"), constituting all of the authorized, issued and outstanding shares of Reorganized Perfumania, free and clear of all liens, claims and encumbrances of any kind whatsoever.
2.          Purchase Price.
At the Closing, NewHoldCo shall cause to be wired to an account designated by Perfumania, $14,263,460 representing the Purchase Price for the Stock which shall be used by Reorganized Perfumania to make distributions of the Releasing Stockholder Consideration to former stockholders of Perfumania (other than NewHoldCo) who execute a Stockholder Release and, to the extent not all former stockholders execute the Stockholder Release, for general corporate purposes.
3.          Condition to the Investment.
The obligation of NewHoldCo to consummate the transactions contemplated hereby is subject to the following conditions precedent: (a) the Plan shall have been confirmed by the Bankruptcy Court no later than October 31, 2017, pursuant to a confirmation order satisfactory in all material respects to NewHoldCo and Perfumania; (b) upon such confirmation of the Plan, there shall have been no material changes to the Plan except such changes as may have been consented to by both NewHoldCo and Perfumania; and (c) the Exit Facility described in the Plan shall have been executed, become effective and be ready to be funded simultaneously with the funding by NewHoldCo of the Purchase Price.
4.          Representations and Agreements of NewHoldCo.
(a)          NewHoldCo (i) is an "accredited investor" as defined in Rule 501(a) under the Securities Act, (ii) is purchasing the Stock for its own account and not with a view to the distribution thereof, (iii) has no present intention of selling, granting any participation in, or otherwise distributing the Stock in violation of law, (iv) understands that the Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Company is not required to register the Stock, (v) will not sell, transfer or otherwise dispose of the Stock or any interest therein except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an applicable exemption therefrom, (vi) is knowledgeable with respect to the Company and its condition (financial and otherwise), results of operations, businesses, properties, assets, liabilities, plans, management, financing and prospects, (vii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Stock and of making an informed investment decision and has so evaluated the merits and risks of such investment and without reliance upon the Company or any other person made its own analysis and decision to consummate the purchase, (viii) recognizes that an investment in the Stock involves a high degree of risk, including a risk of total loss of NewHoldCo's investment, and is able to bear the economic risk of an investment in the Stock, including holding it for an indefinite period, and is able to afford a complete loss of such investment, (ix) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the purchase of the Stock and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense, including with respect to the Company's condition (financial and otherwise), results of operations, businesses, properties, assets, liabilities, plans, management, financing and prospects, and the Company or its representatives have answered to the satisfaction of NewHoldCo all inquiries that NewHoldCo has put to the Company and (x) acknowledges that it was afforded the opportunity to conduct due diligence on the Company prior to execution of this Agreement.
(b)          NewHoldCo will have sufficient immediately available funds in cash to pay the Purchase Price at the Closing.

(c)          Except for this Agreement and NewHoldCo's LLC operating agreement, NewHoldCo has not entered into and is not aware of any agreements, arrangements or understandings with the Company or any of its subsidiaries, any of their respective officers, directors, employees, stockholders or affiliates or any third parties (written or oral) relating to the purchase, holding or disposition of any of the Stock.
(d)          NewHoldCo acknowledges that the issuance of the Stock has not been, and will not be, registered under the Securities Act or under any state securities laws by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of NewHoldCo's investment intent and the accuracy of NewHoldCo's representations as expressed herein. Prior to the Closing, NewHoldCo shall promptly notify the Company in writing of any changes in the information set forth in this Agreement with respect to NewHoldCo.
(e)          NewHoldCo understands that nothing in this Agreement or any other materials presented to NewHoldCo in connection with the purchase contemplated hereby constitutes legal, tax or investment advice. NewHoldCo has consulted such legal, tax, accounting and investment advisors as it, in its sole discretion, has deemed to be necessary or appropriate in connection with its purchase of the Stock, and, except as expressly provided herein, it relies solely on such advisors and not on any statements or representations of the Company or any of the Company's agents or representatives with respect to such legal, tax, accounting and investment consequences. NewHoldCo understands that it, and not the Company, shall be responsible for its own tax liability that may arise as a result of the purchase of the Stock.
(f)          NewHoldCo agrees to be bound by the Stockholder Release set forth in Article IV of the Plan but shall not receive any Releasing Stockholder Consideration.
5.          Representations and Agreements of Each Member of NewHoldCo.
(a)          Each of the members (the "Members") of NewHoldCo owns the percentage interest in NewHoldCo set forth next to his or her name on the signature page hereof, which, in the aggregate, constitutes 100% of the outstanding member interests in NewHoldCo.
(b)          Each of the Members makes, severally and not jointly, for him or herself each of the representations made by NewHoldCo in Section 4 hereof, revised mutatis mutandi to apply to each of the Members rather than NewHoldCo, except that each Member's maximum liability in respect of the representations in Section 4 is limited to the amount set forth next to such Member's name on the signature page hereof.
(c)          Each of the Members agrees with the Company that, on or before the Closing, he or she will deposit or cause to be deposited into NewHoldCo's account funds equal to the amount set forth next to such Members name on the signature page hereof.
6.          Representations and Agreements of Perfumania.
(a)          When issued at Closing by the Company to NewHoldCo, all of the shares of Stock (i) shall have been duly authorized, validly issued, fully paid and non-assessable, (ii) shall be owned of record by NewHoldCo free and clear of all liens, encumbrances and adverse claims, (iii) shall represent 100% of the issued and outstanding shares of capital stock of all classes of the Company, and (iv) shall have been issued in compliance with all applicable laws, and not in violation of any agreement, arrangement, or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar right.
(b)          As of the Closing, there shall be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or, except as provided in this Agreement, obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. As of the Closing, the Company will not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights, and there shall not be any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting, issuance or transfer of any of the Stock.
(c)          Perfumania has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Perfumania of this Agreement, the performance by Perfumania of its obligations hereunder, and the consummation by Perfumania of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Perfumania. This Agreement has been duly executed and delivered by Perfumania, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Perfumania enforceable against it in accordance with its terms.
(d)          The execution, delivery and performance by Perfumania of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Perfumania; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Perfumania; (c) except as contemplated hereby, require the consent, notice or other action by any person or entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement to which Perfumania is a party or by which Perfumania is bound or to which any of its properties and assets are subject; or (d) result in the creation or imposition of any encumbrance on any properties or assets of Perfumania.
7. Notices.
(a)          All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall have specified in writing.
If to the Company:
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
Attention: Michael Katz, Chief Executive Officer
mikek@perfhold.com
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Lisa Laukitis, Esq.
lisa.laukitis@skadden.com
If to NewHoldCo: to each of its Members
With a copy to each of:
Richards Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Mark J. Gentile, Esq.
gentile@rlf.com
Berger & Singerman
1450 Brickell Avenue, Suite 1900
Miami, FL 33131
Attention: Daniel L. Lampert, Esq.
dlampert@bergersingerman.com
If to Ruth Nussdorf:
c/o Alfred R. Paliani
General Counsel
35 Sawgrass Drive
Bellport, N.Y. 11713
fpaliani@gmail.com

If to Arlene Nussdorf:
c/o Alfred R. Paliani
General Counsel
35 Sawgrass Drive
Bellport, N.Y. 11713
fpaliani@gmail.com
If to Stephen Nussdorf:
c/o Alfred R. Paliani
General Counsel
35 Sawgrass Drive
Bellport, N.Y. 11713
fpaliani@gmail.com
If to Glenn Nussdorf:
c/o Alfred R. Paliani
General Counsel
35 Sawgrass Drive
Bellport, N.Y. 11713
fpaliani@gmail.com
If to JM-CO Capital Fund, LLC
c/o Berger Singerman LLP
1450 Brickell Avenue, Suite 1900
Miami, FL 33131
 Attn: Daniel L. Lampert, Esq.
(b)          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(c)          Entire Agreement. This Agreement (including the Exhibit), constitutes the sole and entire agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
(d)          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
(e)          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(f)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and any and all proceedings commenced in connection with or relating to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard of the laws that might otherwise govern under the applicable principles of conflict of laws of the State of Delaware.
(g)          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
(h)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
(i)          Shares of Perfumania Contributed to NewHoldCo
Glenn Nussdorf	3,536,129
Stephen Nussdorf	2,327,375
Arlene Nussdorf	1,745,444
Ruth Nussdorf	133,333
JM Co Capital Fund, LLC	619,751

(j)          Class A Units in NewHoldCo Issued to Members
Glenn Nussdorf	315
Stephen Nussdorf	315
Arlene Nussdorf	315
Ruth Nussdorf	15
JM Co Capital Fund, LLC	40

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be bound as of the date first written above.
PERFUMANIA HOLDINGS, INC.

By:	/s/ Michael W. Katz
Name:
Title:

MJA BEAUTY, LLC

By:
Name:
Title:

/s/ Ruth Nussdorf
Ruth Nussdorf		$ 213,951.90	1.50%

/s/ Arlene Nussdorf
Arlene Nussdorf		$4,492,989.90	31.50%

/s/ Stephen Nussdorf
Stephen Nussdorf		$4,492,989.90	31.50%

/s/ Glenn Nussdorf
Glenn Nussdorf		$4,492,989,90	31.50%

JM-CO CAPITAL FUND, LLC

By:	/s/ Rene Garcia
Rene Garcia, Manager		$ 570,538.40	4.00%

IN WITNESS WHEREOF, the parties hereto have executed this Agreement intending to be bound as of the date first written above.
PERFUMANIA HOLDINGS, INC.

By:
Name:
Title:

MJA BEAUTY, LLC

By:	/s/ Alfred R. Paliani
Name:	Alfred R. Paliani
Title:	Manager

Ruth Nussdorf	$ 213,951.90	1.50%

Arlene Nussdorf	$4,492,989.90	31.50%

Stephen Nussdorf	$4,492,989.90	31.50%

Glenn Nussdorf	$4,492,989,90	31.50%

JM-CO CAPITAL FUND, LLC

By:
Rene Garcia, Manager	$ 570,538.40	4.00%